Exhibit 99.1

News Release
Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511 www.enproindustries.com

Email:	don.washington@enproindustries.com
EnPro Industries Reports
Continued Growth in Sales and Segment Profits
•	Sales grow by 11% and segment profits improve by 30% as results benefit from strong markets, acquisitions, foreign exchange and improved efficiencies

•	Earnings improve to $0.54 a share compared to a loss of $0.20 a share in third quarter of 2006

•	EPS benefit from 60% reduction in asbestos-related expense

•	Earnings of $0.86 a share before asbestos-related expense and other selected items improve by 34% over 2006
CHARLOTTE, N.C., November 1, 2007 — EnPro Industries (NYSE: NPO) today reported higher sales, increased segment profits, and higher segment profit margins in the third quarter of 2007, and an improvement to net income in the quarter compared to a net loss in the third quarter of 2006.
“Our third quarter results demonstrate the effectiveness of our strategies and the commitment of our employees and managers to carrying them out,” said Ernie Schaub, president and chief executive officer. “Sales, segment profits and segment profit margins were the best we’ve ever reported in a third quarter and were in line with the record performances we reported in the first two quarters of the year. Acquisitions, improved efficiencies, foreign exchange and continued strength in our markets all played a part in our ability to maintain a high level of performance.”
Net income in the third quarter was $12.3 million, or $0.54 a share, compared to a net loss of $4.3 million or $0.20 a share in the third quarter of 2006. The results of both periods reflect legal fees and expenses associated with the settlement of asbestos claims against the company’s subsidiaries and non-cash charges for adjustments required to maintain a 10-year estimate of the asbestos liability. In the third quarter of 2007, those expenses were $11.5 million, before tax; in the third quarter of 2006, they were $28.7 million, before tax.
Before asbestos-related expenses and other selected items, income in the third quarter of 2007 improved to $19.5 million, or $0.86 a share, a 34% improvement over the third quarter of 2006, when income was $13.8 million, or $0.64 a share.
A table showing the effect of asbestos-related expenses and other selected items on net income and earnings per share is included in this release. Per share amounts are expressed on a diluted basis throughout this release.
Sales in the third quarter were $252.7 million, an improvement of 11% over the third quarter of 2006 when sales were $228.6 million. Sales improved in all of the company’s segments, reflecting continued

strength in North American and European industrial markets, high levels of activity in oil and gas markets worldwide, the benefits of acquisitions and favorable foreign exchange. Acquisitions and foreign exchange accounted for about six percentage points of the improvement in sales.
Segment profits improved by 30% in the third quarter to $40.4 million compared to $31.1 million a year ago, and segment profit margins reached 16.0% compared to 13.6% a year ago. Lower pension expense, improved pricing, acquisitions and foreign exchange each benefited the comparison to segment profits in the third quarter of 2006, as did the absence of a contract loss provision recorded last year at Fairbanks Morse Engine.
For the first nine months of 2007, EnPro’s net income was $38.4 million, or $1.71 a share, compared to $14.7 million, or $0.68 a share in the first nine months of 2006. Asbestos-related expenses were $37.5 million, before tax, in the first nine months of 2007 compared to $54.3 million, before tax, last year.
Before asbestos-related expenses and other selected items, income in the first nine months of 2007 improved by 29% to $63.3 million, or $2.83 a share, from $49.1 million, or $2.27 a share, in 2006.
Sales in the first nine months of 2007 were $754.4 million compared to $683.6 million in the first nine months of 2006. The 10% increase was the result of higher levels of activity in the company’s operations as well as the benefit of acquisitions and foreign exchange, which were responsible for about five percentage points of the increase.
Segment profits grew to $126.5 million in the first nine months of 2007, a 20% improvement over the same period in 2006, when segment profits were $105.4 million. Segment margins improved to 16.8% in the recent period from 15.4% for the first nine months of last year.
Sealing Products

($ Millions)
Quarter Ended	9/30/07	9/30/06
Sales	$112.6	$107.3
Profit	$20.5	$17.9
Margin	18.2%	16.7%
Sales in the Sealing Products segment increased by 5% over the third quarter of 2006. Favorable foreign exchange rates contributed about three percentage points of the improvement. Sales at Garlock Sealing Technologies improved as activity in European industrial markets and upstream oil and gas markets remained above the levels of a year ago. Garlock also benefited from a stronger euro. At Stemco, demand from original equipment and aftermarket customers in the heavy-duty truck markets declined from the high levels of a year ago, and sales were lower. Plastomer Technologies also reported lower sales, primarily because of weaker semi-conductor markets.
The segment’s profits improved by 15% over the third quarter of 2006, and segment margins reached 18.2%, compared to 16.7% a year ago. Garlock Sealing Technologies’ profits improved and profit margins increased as it benefited from better pricing and higher volumes from oil and gas markets and European industrial markets. Garlock Rubber Technologies also reported increased profits as it benefited from better pricing and improved efficiencies. Despite lower volumes at Stemco, profits there were about the same as last year and margins improved as the result of a favorable mix of aftermarket and export sales. Profits and profit margins at Plastomer Technologies operations decreased as sales declined.
Engineered Products

($ Millions)
Quarter Ended	9/30/07	9/30/06
Sales	$111.5	$97.2
Profit	$17.3	$15.0
Margin	15.5%	15.4%
Sales in the Engineered Products segment increased 15% over the third quarter of 2006. Acquisitions and foreign exchange contributed 11 percentage points of the improvement. Sales at GGB Bearing Technology benefited from increased demand in Europe, improved pricing and the benefits of foreign exchange. Acquisitions completed in June and July of 2007 combined with strong organic growth to help sales at Compressor

Products International (previously known as France Compressor Products) nearly double over the third quarter of 2006. At Quincy Compressor, sales decreased as activity in construction markets declined from the record levels of a year ago.
The segment’s profits in the third quarter of 2007 grew by 15% compared to the same period in 2006, and profit margins increased slightly to 15.5%. GGB’s profits improved and profit margins increased as the business benefited from stronger European markets, greater efficiencies, better pricing and foreign exchange. Profits at Compressor Products International (CPI) increased reflecting stronger market conditions and the contribution of acquisitions. However, amortization of intangible assets associated with the acquisitions resulted in higher non-cash expenses and lower profit margins at CPI. Profits at Quincy Compressor were about the same as last year, although margins improved as Quincy benefited from increased efficiency.
Engine Products and Services

($ Millions)
Quarter Ended	9/30/07	9/30/06
Sales	$28.9	$24.2
Profit (Loss)	$2.6	$(1.8)
Margin	9.0%	n/a
Sales in the Engine Products and Services segment improved by 19% in the third quarter of 2007, primarily as the result of increased parts sales. Shipments of engines and associated equipment were about the same as in the third quarter of 2006. Segment profits and profit margins benefited from the increase in parts sales, which are generally more profitable. In the third quarter of 2006, cost overruns of $3.1 million associated with long-term contracts to supply engines for U.S. Navy shipbuilding programs resulted in a loss.
Cash Flows
EnPro completed the first nine months of 2007 with a cash balance of $140.5 million compared to $161.0 million at the end of 2006. Operating activities provided cash of $75.0 million in the first nine months of 2007, compared to $42.5 million in the first nine months of 2006, reflecting working capital improvements and lower net outflows related to asbestos claims. Working capital levels increased $4.7 million in the first nine months of 2007 compared to an increase of $17.4 million in the first nine months of 2006. Net asbestos-related cash outflows declined to $14.1 million from $35.7 million, reflecting both lower payments and increased insurance collections in 2007.
Capital expenditures were $30.1 million in the first nine months of 2007 compared to $30.3 million in the first nine months of 2006. Both years reflect spending associated with the modernization of Garlock’s Palmyra, New York manufacturing facility. The company spent $72.1 million on acquisitions in the first nine months of the year, compared to $27.3 in the first nine months of 2006. Spending in 2007 reflects the acquisitions of Compressor Products International and Texflo Machining.
Asbestos Expenses, Claims and Insurance
Asbestos-related expenses declined to $11.5 million in the third quarter of 2007 from $28.7 million in the third quarter of 2006. The total in 2007 consisted of $5.9 million in cash, principally for legal fees and expenses, and $5.6 million in non-cash charges, primarily to maintain management’s 10-year estimate of the asbestos liability of its subsidiaries.
The number of new asbestos claims filed against EnPro’s Garlock subsidiary during the first nine months of 2007 was 4,300, more than 40% fewer claims than were filed in the first nine months of 2006. New claims continue to be filed at the lowest rates in over 20 years and far below the peak year of 2003, when 44,700 new claims were filed.
Solvent insurance available for the payment of asbestos claims and expenses was $393.4 million at the end of the third quarter, compared to $468.0 million at the end of 2006. The total recorded liability for current and future asbestos claims at September 30, 2007 was $516.7 million, compared to $567.9 million at December 31, 2006. The recorded liability does not include an estimate of legal fees and expenses that the company expects to incur in association with future claims. These fees and expenses are recorded as they are incurred and have totaled about $20 million in the first nine months of 2007.

Outlook
“We are very pleased with our performance to this point in 2007 and our position as we enter into the final quarter of the year,” said Schaub. “In the past nine months, we completed our largest acquisition to date, we reported record operating results and our cash flows and balance sheet remain strong. We expect this momentum to continue in the fourth quarter. Net asbestos-related cash outflows will increase in the fourth quarter, but for the full year they will remain significantly below the 2006 level of $38 million. Activity in our operations will be affected by seasonal factors typical of this time of year, but our sales should increase over the fourth quarter of 2006 as we benefit from higher shipments of engines at Fairbanks Morse and acquisitions made earlier this year. Restructuring costs will be higher as we continue to invest in operational improvements, but even after those increases, our segment profits should exceed the levels of a year ago as we continue to benefit from the effectiveness of our strategies and our ability to execute them.”
Conference Call Information
EnPro will hold a conference call today, November 1, 2007 at 9:00 a.m. Eastern Time to discuss third quarter earnings. To participate in the call, dial (800) 289-0572 approximately 10 minutes before the call begins and provide access code number 1649447. The call will also be webcast at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006, and the Forms 10-Q for the quarters ended March 31 and June 30 2007, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended September 30, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2006	2007	2006

Net sales	$252.7	$228.6	$754.4	$683.6
Cost of sales	163.2	156.7	485.0	455.9

Gross profit	89.5	71.9	269.4	227.7

Operating expenses:
Selling, general and administrative expenses	57.8	47.7	168.0	145.9
Asbestos-related expenses	11.5	28.7	37.5	54.3
Other	0.8	1.3	3.1	2.1

Total operating expenses	70.1	77.7	208.6	202.3

Operating income (loss)	19.4	(5.8)	60.8	25.4

Interest expense	(2.1)	(2.1)	(6.1)	(6.1)
Interest income	2.0	1.2	6.1	3.6
Other income	0.6	—	0.6	0.3

Income (loss) before income taxes	19.9	(6.7)	61.4	23.2

Income tax benefit (expense)	(7.6)	2.4	(23.0)	(8.5)

Net income (loss)	$12.3	$(4.3)	$38.4	$14.7

Basic earnings per share	$0.58	$(0.20)	$1.81	$0.71

Average common shares outstanding (millions)	21.3	20.9	21.2	20.9

Diluted earnings per share	$0.54	$(0.20)	$1.71	$0.68

Average common shares outstanding (millions)	22.7	20.9	22.4	21.6

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2007 and 2006
(Stated in Millions of Dollars)

	2007	2006

Operating activities
Net income	$38.4	$14.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21.6	19.7
Amortization	8.0	6.2
Deferred income taxes	5.7	0.4
Stock-based compensation	2.4	4.0
Excess tax benefits from stock-based compensation	(3.9)	(0.8)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of receivables	23.4	18.6
Receivables	(14.3)	(11.1)
Inventories	9.8	(13.2)
Accounts payable	5.7	4.9
Other current assets and liabilities	(5.9)	2.0
Other non-current assets and liabilities	(15.9)	(2.9)

Net cash provided by operating activities	75.0	42.5

Investing activities
Purchases of property, plant and equipment	(30.1)	(30.3)
Receipts from restricted cash accounts	0.2	39.8
Acquisitions, net of cash acquired	(72.1)	(27.3)
Other	0.5	1.2

Net cash used in investing activities	(101.5)	(16.6)

Financing activities
Repayments of debt	(1.7)	—
Proceeds from issuance of common stock	0.8	0.6
Excess tax benefits from stock-based compensation	3.9	0.8
Other	—	(0.7)

Net cash provided by financing activities	3.0	0.7

Effect of exchange rate changes on cash and cash equivalents	3.0	1.9

Net increase (decrease) in cash and cash equivalents	(20.5)	28.5
Cash and cash equivalents at beginning of year	161.0	109.5

Cash and cash equivalents at end of period	$140.5	$138.0

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest expense	$4.5	$4.3
Income taxes	$17.3	$8.1
Payments for asbestos-related claims and expenses, net of insurance recoveries	$14.1	$35.7

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of September 30, 2007 and December 31, 2006
(Stated in Millions of Dollars)

	September 30,	December 31,
	2007	2006

Current assets
Cash and cash equivalents (unrestricted)	$140.5	$161.0
Accounts and notes receivable	166.2	138.3
Asbestos insurance receivable	64.8	71.3
Inventories	77.0	79.3
Other current assets	29.9	22.4

Total current assets	478.4	472.3

Property, plant and equipment	182.3	166.3
Goodwill	198.2	161.6
Other intangible assets	104.5	70.1
Asbestos insurance receivable	328.6	396.7
Deferred income taxes	98.3	80.2
Other assets	63.2	59.4

Total assets	$1,453.5	$1,406.6

Current liabilities
Current maturities of long-term debt	$0.5	$—
Accounts payable	72.6	62.2
Asbestos liability	86.4	88.8
Other accrued expenses	96.8	74.1

Total current liabilities	256.3	225.1
Long-term debt	185.6	185.7
Retained liabilities of previously owned businesses	28.2	27.7
Environmental liabilities	19.4	25.1
Asbestos liability	430.3	479.1
Other liabilities	66.1	60.0

Total liabilities	985.9	1,002.7

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	426.0	418.9
Accumulated deficit	(2.5)	(41.0)
Accumulated other comprehensive income	45.4	27.3
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	467.6	403.9

Total liabilities and shareholders’ equity	$1,453.5	$1,406.6

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2007 and 2006
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2007	2006	2007	2006
Sealing Products	$112.6	$107.3	$346.5	$323.6
Engineered Products	111.5	97.2	326.1	294.9
Engine Products and Services	28.9	24.2	82.7	65.8

	253.0	228.7	755.3	684.3
Less intersegment sales	(0.3)	(0.1)	(0.9)	(0.7)

	$252.7	$228.6	$754.4	$683.6

Segment Profit

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2007	2006	2007	2006

Sealing Products	$20.5	$17.9	$64.0	$57.5
Engineered Products	17.3	15.0	54.5	48.0
Engine Products and Services	2.6	(1.8)	8.0	(0.1)

	$40.4	$31.1	$126.5	$105.4

Segment Profit Margin

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2007	2006	2007	2006
Sealing Products	18.2%	16.7%	18.5%	17.8%
Engineered Products	15.5%	15.4%	16.7%	16.3%
Engine Products and Services	9.0%	N/A	9.7%	N/A

	16.0%	13.6%	16.8%	15.4%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2007	2006	2007	2006
Segment profit	$40.4	$31.1	$126.5	$105.4
Corporate expenses	(9.0)	(7.6)	(26.0)	(22.8)
Asbestos-related expenses	(11.5)	(28.7)	(37.5)	(54.3)
Interest expense, net	(0.1)	(0.9)	—	(2.5)
Other income (expense), net	0.1	(0.6)	(1.6)	(2.6)

Income (loss) before income taxes	19.9	(6.7)	61.4	23.2
Income tax benefit (expense)	(7.6)	2.4	(23.0)	(8.5)

Net income (loss)	$12.3	$(4.3)	$38.4	$14.7

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and Other Selected Items to Net Income (Loss) (Unaudited)
For the Quarters and Nine Months Ended September 30, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

		Quarters Ended September 30,
	2007		2006
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$19.5	$0.86	$13.8	$0.64

Adjustments (net of tax):

Asbestos-related expenses	(7.1)	(0.32)	(18.0)	(0.83)

Restructuring and other costs	(0.1)	—	(0.1)	(0.01)

Impact — increase (decrease)	(7.2)	(0.32)	(18.1)	(0.84)

Net income (loss)	$12.3	$0.54	$(4.3)	$(0.20)

	Nine Months Ended September 30,
	2007		2006
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$63.3	$2.83	$49.1	$2.27

Adjustments (net of tax):

Asbestos-related expenses	(23.4)	(1.05)	(34.0)	(1.57)

Restructuring and other costs	(1.5)	(0.07)	(0.4)	(0.02)

Impact	(24.9)	(1.12)	(34.4)	(1.59)

Net income	$38.4	$1.71	$14.7	$0.68

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for each of the items are separately presented in the accompanying consolidated statements . Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.